UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACORDA THERAPEUTICS, INC.

THE SPECIAL MEETING OF STOCKHOLDERS HAS BEEN ADJOURNED TO AUGUST 28, 2020

The Future of Your Investment is in Your Hands—

And There is Still Time for Your Vote to Make a Difference!

We are writing to you regarding your vote with respect to the remaining important item being considered at the Special Meeting of Acorda Stockholders, which could greatly impact the future of your investment.

In our letter to you last week, we detailed the risk of bankruptcy if Proposal One is not approved.

Stockholders have thus far strongly supported Proposal One. When the Special Meeting was convened as scheduled on July 31, 2020, Proposals Two and Three were approved, and approximately 80% of the shares that had been voted on Proposal One were voted in its favor. However, the favorable votes on Proposal One were less than the absolute majority of all outstanding shares on the record date needed for approval.

Given the potentially grave effect failure to approve Proposal One could have on the value of our shareholders’ investment, the Special Meeting was adjourned with respect to Proposal One to August 28, 2020, thus affording shareholders more opportunity to make sure their votes are represented on this critical matter.

Our latest records indicate that your shares have not yet been voted. Please call Innisfree, the firm assisting us, to vote your shares today or for more information about the upcoming stockholder meeting:

Toll-free: (877) 717-3929 (from the U.S and Canada) or

(412) 232-3651 (from other locations)

Monday – Friday: 10:00 a.m. – 6:00 p.m. Eastern Time

Saturday: 10:00 a.m. – 2:00 p.m. Eastern Time